LEASE AGREEMENT

For

1450 South Miami Avenue

Miami, Florida 33130

LANDLORD:	1450 South Miami, LLC, a Florida limited liability company

TENANT:	Net Element, Inc., a Delaware corporation

SQUARE FEET:	6,500 Square Feet of Net Rentable Area

INITIAL LEASE TERM:	Fourteen (14) months

LEASE EXECUTION DATE:	October 8 2010

LEASE AGREEMENT FOR 1450 SOUTH MIAMI AVENUE

THIS LEASE AGREEMENT FOR 1450 South Miami Avenue (the “Lease”), is made and entered into on the 8th day of October, 2010 (“Effective Date”), by and between 1450 South Miami, LLC, a Florida limited liability company (“Landlord”), and Net Element, Inc., a Delaware corporation (“Tenant”).

WITNESSETH:

1.     LEASE GRANT. Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the real property described on Exhibit A with all improvements located thereon (the “Premises”), including a two (2) story office building located at 1450 South Miami Avenue, Miami, Florida 33130 (the “Building”). The Premises are stipulated for all purposes to contain 6,500 square feet of net rentable area.

2.    LEASE TERM.

2.1    This Lease shall continue in force during a period commencing on the date that the Landlord delivers the Premises to Tenant and makes the Premises accessible to Tenant (the “Commencement Date”) and continuing until the last day of the calendar month occurring fourteen (14) full months after the Commencement Date (the “Lease Term”), or any extension thereof as provided for herein, unless this Lease is sooner terminated or extended to a later date under any other term or provision of this Lease. Landlord shall, following the Commencement Date, notify Tenant of the occurrence thereof in the form of the Commencement Date Letter attached hereto as Exhibit B. The Commencement Date established by Landlord in such agreement shall be conclusively binding upon Tenant, whether or not Tenant executes such Commencement Date Letter, unless Tenant gives written notice to Landlord within five (5) business days following its receipt of the Commencement Date Letter from Landlord that it disputes the date established by Landlord.

2.2    Tenant shall have one (1) option to renew this Lease, such option shall be for an additional twelve (12) month period, provided that Tenant has not been in default under this Lease at any time. Tenant shall deliver written notice to Landlord of its desire to exercise this option no later than three (3) months prior to the expiration of the Lease Term. The rent for the renewal option will be $29.00 per square foot plus any and all applicable taxes. Holding over by Tenant shall not be deemed an exercise of the renewal option.

3.    CONDITION OF PREMISES.

3.1    Prior to the Commencement Date, Landlord will remove all furniture in the Building on the Premises, except for the three (3) work stations, including but not limited to, three (3) chairs, and the furniture in the southeast comer office on the second floor.

3.2    The Premises shall be delivered by Landlord on the Commencement Date to Tenant in an “as-is where-is” condition, except for the repairs specified herein below. Prior to the Commencement Date, Landlord will: (i) repair the elevator door on the second floor; (ii) provide tiles in the east stairwell; (iii) have the carpet stretched in a commercially reasonably manner; (iv) repair the men’s bathroom on the second floor; (v) repair or replace any broken or stained ceiling tiles throughout the Premises; (vi) provide touch-up paint where necessary; and (vii) shall install a new or move the existing monitor connection in the large second floor conference room to the West wall.

4.    USE.

4.1    Tenant will use and occupy the Premises for general office use only. Tenant will comply with all applicable laws, ordinances, rules and regulations of governmental authorities and agencies with respect to the condition, use or occupancy of the Premises.

4.2    Notwithstanding the provisions of Section 4.1, Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s reasonable opinion, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building.

5.    BASE RENT.

5.1    During the Lease Term, the rent shall be $27.00 per square foot, plus any applicable sales tax (“Base Rent”). Base Rent shall be due and payable in thirteen (13) equal installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals thereof (the payments do include the separate payment of the first months rent, but do not include the Rent Deposit (as defined in Section 5.6 below), nor the Security Deposit (as defined in Section 5.6 below) nor the month of free rent otherwise mentioned in this Lease). Tenant agrees to pay all such sums in advance, without notice or demand, and without any setoff or deduction whatsoever. In the event that the first month of the Lease Term (which shall be treated as the free rent month) is a partial calendar month, then the rent for such month shall be prorated to reflect the number of days included in such partial month and the balance of free days shall be allocated to the next month’s rent but in no event shall the term of the lease include less than 13 monthly payments of $14,625.00 ($190,125.00) plus sales tax. The Base Rent during the Lease Term shall be calculated as follows:

	Per Sq. Ft.	Annually	Monthly
30 days Free Rent	$00.00	N/A	N/A
Rent	$27.00	$175,500.00	$14,625.00
Sales Tax 7.00%	$1.89	$12,285.00	$1,023.75
Total Payment:	$28.89	$187,785.00	$15,648.75

5.2    Tenant shall pay such Base Rent and any adjustments thereto to Landlord at Landlord’s address provided herein (or such other address as may be designated by Landlord in writing from time to time). All rent shall be payable in lawful money of the United States of America, drawn on a financial institution with an office in the United States of America.

5.3    If the Lease Term commences on a day other than the first day of the month, then the installments of Base Rent and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month.

5.4    All installments of rent not paid when due shall bear interest at the lesser of: (i) 1.5% per month; or (ii) the maximum rate permitted by law until paid.

5.5    Tenant shall pay all sales and use taxes levied or assessed against all rent payments due under this Lease simultaneously with each rent payment required.

5.6    Prior to the Commencement Date, Tenant shall pay Landlord: (i) an amount equal to one (1) month of Base Rent under the Lease, as first month’s rent, plus all applicable sales tax, to be applied by Landlord to any rent payments; (ii) an amount equal to one (1) month of Base Rent under the Lease as a rent deposit, plus applicable sales tax (the “Rent Deposit”), to be applied by Landlord to any rent payments; and (iii) an amount equal to one (1) month of Base Rent, without sales tax, as a security deposit to be applied by Landlord to any rent payment and or damages to the Premises under the Lease (the “Security Deposit”). Tenant shall receive one (1) month of free Base Rent starting at the Commencement Date.

6.    SERVICES TO BE FURNISHED BY LANDLORD.

6.1    Landlord agrees to furnish Tenant the following services (herein called “Defined Services”):

(a)    Landlord shall maintain the public and common areas of the Building, including corridors, the mechanical, plumbing, the HVAC system and electrical equipment solely serving the Building, the structure itself, including the roof of the Building, and the exterior common areas in reasonably good order and condition, except for damage occasioned by Force Majeure (as defined in Section 31 below) or damage occasioned by the act of Tenant, its employees, agents, invitees or licensees, which damage shall be repaired by Landlord at Tenant’s expense.

(b)    Landlord shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damages done by persons (other than Landlord) on the Premises and neither shall Landlord be required to insure against such losses. Tenant shall cooperate fully in Landlord’s efforts, if any, to maintain safety measures in the Building and shall follow all regulations promulgated by Landlord with respect thereto.

6.2    The failure by Landlord to any extent to furnish, or the interruption or termination of, the Defined Services in whole or in part, resulting from causes beyond the reasonable control of Landlord shall not render Landlord liable in any respect nor be construed as an eviction (constructive or otherwise) of Tenant, nor allow for an offset or abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement of this Lease.

6.3    Should any of the equipment or machinery used in the provision of Defined Services, for any cause, cease to function properly, Tenant shall have no claim for offset or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

6.4    Tenant shall not be entitled to an abatement of rent (with respect to that portion of the Premises that has been made untenantable) in the event of a stoppage or interruption of any Defined Services that continue for more than five (5) consecutive days, unless such stoppage is caused by the gross negligence or willful misconduct of Landlord..

6.5    Except as otherwise expressly provided herein, Landlord shall not be required to perform any maintenance on or make any repairs to the Premises.

7.    SIGNS. Tenant has the right to use the existing two (2) monument signs on the Premises subject to applicable law and Landlord’s prior written approval. Tenant shall bear the sole cost and expense of installation, maintenance and removal at the end of the Term of Tenant’s signs. Landlord shall be responsible for the electrical service to the sign and the light bulbs working properly.

8.    CARE OF THE PREMISES BY TENANT. Tenant will, at its own expense, take good care of and will be responsible for all maintenance, upkeep and non-structural repair and replacement of the interior portion and of all plumbing, electrical fixtures and equipment in the Premises. Tenant shall maintain the Premises in good repair and in a clean, attractive condition. Tenant shall not commit or allow any waste to be committed on any portion of the Premises, and, at the termination of this Lease, Tenant shall deliver the Premises to Landlord in as good condition as of the Commencement Date, ordinary wear and use excepted.

9.    REPAIRS AND ALTERATIONS BY TENANT.

9.1    Tenant shall, at Tenant’s own cost and expense, repair any damage done to the Building, or any part thereof, including replacement of damaged portions or items, caused by Tenant or Tenant’s agents, employees, invitees, or visitors, and Tenant covenants and agrees to make all such repairs as may be required to restore the Building to as good a condition as it was in prior to such damage.

9.2    All such work or repairs by Tenant shall be effected in compliance with all Laws (as defined in Section 13); provided, however, if Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make repairs or replacements, and Tenant shall pay the cost thereof (plus a 15% service charge) to Landlord within ten (10) days of Landlord’s written demand therefor, as additional rent.

9.3    Tenant agrees with Landlord not to make or allow to be made any alterations, additions and/or improvements to the Premises, without first obtaining the prior written consent of Landlord in each such instance; provided however, that the improvements listed on Exhibit C attached hereto shall be deemed approved by Landlord. In the event that Landlord consents to any addition, alteration or improvement, such shall be at Tenant’s sole cost and expense.

9.4    Any and all alterations to the Premises shall become the property of Landlord upon termination of this Lease (except for movable equipment or furniture owned by Tenant). Landlord may, nonetheless, by notice to Tenant given at the time that Landlord consents to such alteration under Section 9.3 hereof, require Tenant to remove any and all fixtures, equipment and other improvements installed on the Premises and restore the Premises to the same condition that the Premises was in on the Commencement Date. If Landlord so requires and Tenant fails to remove such improvements, Landlord may remove such improvements at Tenant’s cost, and Tenant shall pay Landlord on demand within five (5) business days of Landlord’s written demand, as additional rent, the cost of restoring the Premises.

9.5    Tenant shall assure that any contractors performing any alterations or improvements to benefit Tenant abide by the Laws (as defined in Section 13 below), and Tenant shall be liable for the noncompliance of all such work by contractors engaged by, through or under Tenant (and not engaged by Landlord).

10.    UTILITIES. In addition to the Base Rent, and any additional rent specified herein, Tenant shall pay for all janitorial services, including but not limited to, the payment of all bathroom supplies.

11.    ELECTRIC AND TELEPHONE UTILITIES. Tenant shall be responsible for and pay for telephone utilities provided to the Premises, all internet service, cable and television service and any alarm and/or security systems

12.    PARKING.

12.1    During the term of this Lease, Tenant shall have the right to use eleven (11) parking spaces on the site. Except as provided in the sentence above, Tenant shall not be entitled to any additional parking spaces unless otherwise agreed to by Landlord and Tenant in writing. Landlord shall have the right to reserve such parking spaces as it elects and condition use thereof on such terms as it elects.

12.2    The parking areas may be used by Tenant’s employees, guests and invitees only when such person is working in the Building, and the parking areas may not be used for the storage of vehicles or for the servicing of vehicles (except for emergency road service to address issues such as dead batteries or keys locked within a vehicle).

13.    LAWS, REGULATIONS AND RULES.

13.1    Tenant shall comply with all applicable laws, ordinances, rules and regulations of any governmental entity, agency, or authority having jurisdiction of the Premises or Tenant’s use of the Premises (the “Laws”).

13.2    Tenant shall comply with any Building rules and regulations adopted by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so. All changes to such rules will be furnished by Landlord to Tenant in writing.

14.    ENTRY BY LANDLORD. Tenant shall permit Landlord or its agents or representatives, upon reasonable prior notice (Landlord shall use reasonable efforts to provide twenty four (24) hours prior notice), except in the event of emergency, to enter into and upon any part of the Premises at all reasonable hours (and in emergencies at all times) to: (i) inspect the condition, occupancy or use; (ii) to show the Premises to prospective purchasers, mortgagees, or insurers; or (iii) to clean or make repairs. Tenant shall not be entitled to any abatement or reduction of rent by reason of this right of entry. Landlord shall endeavor to not unreasonably materially interfere with the conduct of Tenant’s business in connection with any such entry, based upon the circumstances existing at the time of such entry, including any emergency.

15.    ASSIGNMENT AND SUBLETTING.

15.1    Tenant shall not assign, sublease, transfer, pledge, or encumber this Lease or any interest therein without Landlord’s prior written consent, which consent be withheld in Landlord’s sole discretion. Any attempted assignment, sublease or other transfer or encumbrance by Tenant in violation of the terms and covenants of this Section will be void. If Tenant is a corporation or a partnership, the conveyance of the corporate stock or the assignment of such partnership interest, as the case may be, shall be deemed an assignment for the purposes hereof.

15.2    Tenant may not sublease all or any portion of this Lease. Any attempted Sublease by Tenant in violation of the terms and covenants of this Section will be void.

15.3    If Landlord consents to a sublease or assignment, all reasonable legal costs (not to exceed $1,500.00) incurred by Landlord in approving, reviewing and processing any assignment or sublease shall be paid by Tenant as a condition of Landlord’s consent and at the time that Tenant executes and submits to Landlord the consent to assignment prepared by Landlord to evidence its consent to the subject assignment.

15.4    In the event Landlord consents to an assignment, Tenant shall not be released from its obligations hereunder, unless the principals of such new Tenant deliver a guaranty to Landlord and there is an executed novation agreement, all in form and substance acceptable to Landlord. In the event this Lease is rejected or deemed rejected in any voluntary or involuntary bankruptcy case in which an assignee is the debtor, Tenant shall remain primarily liable for the obligations on this Lease, immediately prior to its rejection or deemed rejection, for the entire Lease Term and in no way will be released from the full and complete performance of all the terms, conditions, covenants and agreements contained herein.

16.    MECHANIC’S LIENS.

16.1    Tenant will not permit any mechanic’s lien or liens to be placed upon the Premises or the Building. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, to any person for the performance of any labor or the furnishing of any materials to all or part of the Premises, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing thereof that would or might give rise to any mechanic’s or other liens against the Premises.

16.2    If any such lien is claimed against the Premises, then Tenant shall be required to discharge said lien or transfer it to bond within fifteen (15) days of filing and in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for such purpose shall be paid by Tenant to Landlord as additional rent within ten (10) days of Landlord’s demand therefor.

17.    INSURANCE.

17.1    The following property insurance is required under this Lease:

(a)    Landlord shall maintain and pay for fire and extended coverage insurance on the Building in such amounts as Landlord or Landlord’s mortgagees shall require. Landlord reserves the right to self-insure the Building so long as it is a financial institution having a net worth of at least $50 million. Payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

(b)    Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and in such additional amounts as are required to meet Tenant’s obligations pursuant to Section 19 hereof

(c)    Tenant hereby waives any and all rights of recovery, claim, action, or cause of action, against Landlord, its respective agents, officers and employees, for any loss or damage that may occur to the Premises, or any improvements thereto, or personal property located therein, or the Building of which the Premises are a part or any improvements thereto (but excluding loss or damage caused by the gross negligence or willful misconduct of Landlord by reason of fire, the elements, or any other cause to the extent (i) the loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by Tenant or (ii) Tenant’s insurance policies contain a clause or endorsement to the effect that any such release shall not adversely affect or impair or prejudice the right of Tenant to recover thereunder.

17.2    The following liability insurance is required under this Lease:

(a)    Tenant shall, at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to its activities in the Building, and on the Premises with the premiums thereon fully paid on or before the due date. Tenant’s liability insurance shall be issued by and binding upon an insurance company bearing at least the ratings required under Section 17.6 below, shall be effective from the date Tenant enters into possession and during the term of this Lease and shall provide that coverage is based upon the date of the occurrence (and such policy shall not be on a claims-made basis), and shall have a combined single limit amount of not less than One Million Dollars ($1,000,000.00) for injury to one person in one accident, occurrence or casualty, or for injuries to more than one person in one accident, occurrence or casualty.

17.3    Landlord shall not be required to maintain insurance against thefts within the Premises or the Building.

17.5    Tenant agrees to maintain, throughout the Lease Term (and any other period during which Tenant is in possession of the Premises), at Tenant’s sole cost and expense, worker’s compensation and employer’s liability insurance in compliance with applicable legal requirements

17.6    The property and liability insurance policies required of Tenant hereunder shall be from insurance companies rated in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A-” and a financial rating of at least “X”, The property and liability insurance policies required of Tenant hereunder shall name Landlord and Landlord’s property manager, if applicable, from time to time as established by notice from Landlord to Tenant as additional insureds and shall provide that the policies may not be modified or terminated without thirty (30) days advance notice to Landlord, and Tenant shall provide to Landlord and maintain throughout the Lease Term certificates of insurance adding Landlord and Landlord’s property manager, if applicable, as additional insureds to Tenant’s primary liability, excess liability and property insurance policies. Such certificates shall include the Best’s Insurance Guide rating of the insurance company. Tenant shall also provide to Landlord copies of the declarations pages, signed by the underwriter, of its primary liability and excess liability policies.

17.7    Tenant shall also maintain and provide such other required evidence to Landlord of any other form of insurance which the Tenant or the Landlord, acting reasonably, requires from time to time in form, in amounts, and for risks against which a prudent tenant would insure.

18.    ASSUMPTION OF RISK.

18.1    Landlord shall not be liable to Tenant or Tenant’s customers, licensees, agents, guests or employees for any injury or damages occurring in or about the Premises to its, his or their persons or property by any cause whatsoever, including, but not limited to construction defects, water, rain, sleet, fire, storms, Landlord’s negligence, accidents, breakage, stoppage, or leaks of gas, water, heating, sewer pipes, boilers, wiring or plumbing or any other defect in, on or about the Premises, except and to the extent resulting from Landlord’s or its agent’s or employee’s gross negligence or willful misconduct.

18.2    Tenant expressly assumes all liability for or on account of any such injury, loss or damage, and will at all times, indemnify and save Landlord harmless from and against all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements), including those arising from Landlord’s negligence (but excluding loss or damage caused by the gross negligence or willful misconduct of Landlord or anyone for whom Landlord may be responsible), incurred in or caused by or arising out of any such injury, loss or damage to persons or property upon the Premises. The provisions of this Section shall survive the expiration or earlier termination or this Lease.

19.    CASUALTY DAMAGE.

19.1    If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give Landlord prompt written notice thereof.

19.2    If by reason of a fire or other casualty (i) the Building or the Premises shall be totally damaged or destroyed, or (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration shall require more than two hundred seventy (270) days, or (iii) the Premises shall be so damaged or destroyed that repair or restoration shall require more than one hundred eighty (180) days, or (iv) Landlord elects not to rebuild, then in any such case Landlord may terminate this Lease by notice given to Tenant within sixty (60) days after such fire or other casualty. If Landlord estimates that the repair or restoration of the Premises will not be substantially completed within two hundred seventy (270) days, Tenant shall have the right to terminate this Lease within thirty (30) days after receipt of such estimate.

19.3    If neither Landlord nor Tenant elects to terminate this Lease as set forth in Section 19.2, Landlord shall commence and proceed with reasonable diligence to restore the Building to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord’s obligation to restore shall not exceed the scope of the work required to be done by Landlord in originally constructing the Building, nor shall Landlord be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty.

19.4    When Landlord has restored the Building as set forth in Section 19.3 above, Tenant shall be obligated to pay for the completion of restoration of the Premises, including the restoration of Tenant’s furniture and equipment.

19.5    Except for the reconstruction by Landlord as set forth in Section 19.3 above, all costs and expenses for reconstruction of the Premises shall be borne by Tenant.

19.6    Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage on the repair thereof, except that, subject to the provisions of Section 19.7, Landlord shall allow Tenant a fair diminution of rent during the time and to the extent the Premises are unfit for occupancy.

19.7    If the Premises or any portion of the Building are damaged by fire or other casualty resulting from the actions of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished, offset, or abated during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building and Premises caused thereby, as well as any other cost and expense thereby incurred by Landlord.

20.    CONDEMNATION.

20.1    If the whole or substantially the whole of the Building or the Premises should be taken for any public or quasi- public use, by right of eminent domain or otherwise, or if it should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority.

20.2    If less than the whole or substantially the whole of the Building or the Premises is taken or sold, and in the event that such partial taking or condemnation shall render the Premises unsuitable for the use and purposes intended, as reasonably and in good faith determined by Landlord, then the Lease Term shall cease and terminate as of the date of title vesting in such proceeding and Tenant shall have no claim against Landlord or any condemnation award for the value of any unexpired term of this Lease.

20.3    If this Lease is not so terminated upon any such taking or sale, then Landlord shall promptly restore the Premises to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building, and this Lease shall continue in full force and effect except that the rent and other liabilities shall be reduced in proportion to the Premises lost in the taking.

20.4    All amounts awarded upon a taking of any part or all of the Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claim to any such compensation.

20.5    Tenant shall be entitled to claim independently against condemning authority any damages expressly referable to the value of Tenant’s business as the same may be permitted by law, provided that such claim shall not reduce any award payable to Landlord.

21.    DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable for any damage or inconvenience which may arise through Force Majeure Events (as defined in Section 31 below) or repair or alterations of any part of the Building or Premises.

22.    EVENTS OF DEFAULT/REMEDIES.

22.1    Event of Default by Tenant. The happening of any one or more of the following listed events (the “Events of Default”) shall constitute a breach of this Lease by Tenant:

(a)    The failure of Tenant to pay any rent or any other undisputed sums of money due hereunder, and such nonpayment continues for a period of seven (7) or more days;

(b)    The failure of Tenant to comply with any non-monetary provision of this Lease or any other agreement between Landlord and Tenant, all of which terms, provisions, and covenants shall be deemed material and such failure shall continue unremedied for a period of thirty (30) days after the earlier of Tenant becoming aware of such failure or notice thereof given by Landlord;

(c)    The taking of the leasehold on execution or other process of law in any action against Tenant;

(d)    The failure of Tenant to accept the Premises, to promptly move into, to take possession of, and to operate its business on the Premises when the Premises are substantially complete, or if Tenant, its successor or assignee, subject to Force Majeure Events (as defined in Section 31 below), ceases to do business in or abandons any substantial portion of the Premises;

(e)    Tenant becoming insolvent or unable to pay its debts as they become due, or Tenant’s notification to Landlord that it anticipates either condition;

(f)    Tenant or any other entity responsible for the obligations of Tenant under this Lease taking any action to, or notifying Landlord that Tenant or any other entity responsible for the obligations of Tenant under this Lease intends to, file a petition under the United States Bankruptcy Code, as amended, or any similar law or statute of the United States, or any state; or, the filing of a petition against Tenant or any other entity responsible for the obligations of Tenant under this Lease under any such statute or law, or, any other creditor of Tenant or any other entity responsible for the obligations of Tenant under this Lease notifying Landlord that it knows such a petition will be filed; or the notification by Tenant or any other entity responsible for the obligations of Tenant under this Lease, to Landlord that it expects such a petition to be filed;

(g)    The appointment of a receiver or trustee for the leasehold interest of Tenant or any other entity responsible for the obligations of Tenant under this Lease, in the Premises or for all or a substantial part of the assets of Tenant or any other entity responsible for the obligations of Tenant under this Lease; or

(h)    Tenant defaulting pursuant to subsections (a) through (g) hereof two (2) or more times during any twelve (12) month period under the Lease.

22.2    Landlord’s Remedies for Tenant Default. Upon the occurrence and continuation of any Event or Events of Default by Tenant, whether enumerated in Section 22.1 or not, after giving effect to any grace period applicable thereto, Landlord shall have the option. at Landlord’s election, to pursue any one or more of the following remedies:

(a)    Landlord may cancel and terminate this Lease and dispose of Tenant;

(b)    Landlord may without terminating or canceling this Lease declare all amounts and rents due under this Lease for one (1) year of the existing Lease term (or any applicable extension or renewal thereof) to be immediately due and payable, and thereupon all rents and other charges due hereunder for such one (1) year period shall be accelerated. In such event, any additional rent until the end of the initial term or any renewal term shall be calculated by adding the amount of five percent (5%) per year to the amount of additional rent last payable by Tenant under this Lease. An annual discount rate of five percent (5%) shall be used in calculating the present value of sums due to Landlord in the event of such acceleration.

(c)    Landlord may elect to enter and repossess the Premises and relet the Premises for Tenant’s account, holding Tenant liable in damages for all expenses incurred in such reletting and for any difference between the amount of rent received from such reletting and the amount due and payable under the terms of this Lease;

(d)    Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease (and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Landlord shall not be liable for any damages resulting to the Tenant from such action).

22.3    Landlord’s Remedies are Cumulative. All the remedies of Landlord in the instance of any Event of Default by Tenant shall be cumulative, and in addition, Landlord may pursue any other remedies permitted by law or in equity, forbearance by Landlord to enforce one or more of the remedies upon an Event of Default, shall not constitute a waiver of such default.

23.    PEACEFUL ENJOYMENT.

23.1    Tenant shall, and may peacefully enjoy the Premises against all persons claiming by, through or under Landlord, subject to the other terms hereof, provided than Tenant pays the rent and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements in this Lease.

23.2    The foregoing covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership.

24.    HOLDING OVER.

24.1    If Tenant holds over without Landlord’s written consent after expiration or other termination of this Lease, or if Tenant continues to occupy the Premises after termination of Tenant’s right of possession pursuant to the provisions of Section 22.2(c), Tenant shall throughout the entire holdover period pay rent equal to twice the Base Rent which would have been applicable had the term of this Lease continued through the period of such holding over by Tenant. Such tenancy shall be terminable by Landlord and Tenant on the last day of the month that is at least thirty (30) days following written notice to the other party.

24.2    No possession by Tenant after the expiration of the term of this Lease shall be construed to extend the term of this Lease, except on a month to month basis on the terms specified in 24.1 above unless Landlord has consented to such possession in writing.

25.    SUBORDINATION TO MORTGAGE.

25.1    This Lease is and shall be subject and subordinate at all times to any Landlord mortgage, whether presently existing or hereafter arising upon the Premises or upon the Building and to any renewals, modifications, refinances or extensions thereof.

25.2    Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, now existing or hereafter placed upon the Premises or the Building as a whole, and Tenant agrees upon demand to execute such further instruments subordinating the Lease or attorning to holder of any such lien as Landlord may reasonably request.

25.3    If Tenant should fail to promptly execute any subordination or other agreement required by this Section, Tenant hereby irrevocably appoints Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest.

25.4    Tenant agrees that it will from time to time, within ten (10) days following Landlord’s written request, execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord or its mortgagee(s) shall reasonably require.

25.5    Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Building or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, or taking by deed in lieu of foreclosure of, any first mortgage made by Landlord covering the Premises, give full and complete adornment to the purchaser and recognize the purchaser as Landlord under this Lease for the balance of the term of this Lease, including any extensions or renewals thereof. Landlord hereby expressly and irrevocably directs and authorizes Tenant to comply with any notice given by such purchaser, notwithstanding any contrary instruction, direction or assertion of Landlord, and Landlord hereby releases and discharges Tenant of and from any liability to Landlord on account of such compliance. Tenant shall be entitled to rely on any notice received from a mortgagee or purchaser. Tenant shall be under no duty to controvert or challenge any such notice. Tenant’s to comply with any such notice shall not be deemed to violate this Lease. Tenant shall be entitled to full credit under the Lease for any rent paid to a mortgagee or purchaser upon receipt of a notice from such mortgagee or purchaser to the saline extent as if such rent were paid directly to Landlord.

26.    LANDLORD’S LIEN.

26.1    Tenant hereby grants to Landlord a lien and security interest on all property of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant herein.

26.2    The provisions of this Section relating to such lien and security interest shall constitute a security agreement under, and subject to, the Uniform Commercial Code of the State of Florida so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease.

26.3    Tenant agrees to execute as debtor such financing statement or statements and such other documents as Landlord may now or hereafter request in order to protect or further perfect Landlord’s security interest.

26.4    Upon the expiration or termination of this Lease, Landlord agrees to execute such documents as are reasonably necessary to release the lien and security interest of Landlord in Tenant’s property.

27.    ATTORNEYS’ FEES. If either party hereto brings any action to enforce rights under this Lease, whether judicial, administrative, or otherwise, the prevailing party in that action shall be entitled to recover from the losing party all collection and court costs incurred, including reasonable attorneys’ fees, whether such costs and fees are incurred out of court, at trial, on appeal, or in any bankruptcy proceeding. In the event that Landlord incurs any attorneys’ fees and costs in connection with collecting sums due to Landlord hereunder or in connection with any default by Tenant, then Tenant shall reimburse Landlord for such reasonable costs within ten (10) business days following Landlord’s tender to Tenant of an invoice. Tenant’s obligation to pay all sums due under this Section 27 is additional rent under this Lease.

28.    NO IMPLIED WAIVER.

28.1    The failure of Landlord to insist at any time upon the strict performance or any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof in the future.

28.2    No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than on account of the earliest rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.

29.    PERSONAL LIABILITY. The liability of Landlord to Tenant for any default by Landlord under this Lease shall be limited to the interest of Landlord in the Building and Tenant agrees to look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord, it being intended that Landlord shall not be personally liable for any judgment of deficiency.

30.    SECURITY DEPOSIT.

30.1    Prior to the Commencement Date, Tenant shall pay Landlord an amount equal to one (1) month of Base Rent, excluding any applicable sales tax (the “Security Deposit”). The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of rent or a measure of Tenant’s damages in case of default by Tenant. Landlord may commingle the Security Deposit with other Landlord funds, and all interest on the Security Deposit shall accrue to the benefit of Landlord.

30.2    Landlord may from time to time without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearage of rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Tenant’s obligation to make the initial Security Deposit and to restore the Security Deposit is considered additional rent under this Lease.

30.3    If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application thereof, shall be returned by Landlord to Tenant.

30.4    If Landlord transfers its interest in the Premises during the term of this Lease and, in connection therewith, Landlord assigns the Security Deposit to the transferee, then thereafter Landlord shall have no further liability for the return of such Security Deposit.

31.    FORCE MAJEURE. Except as expressly set forth in this Lease, whenever a period of time is herein prescribed for the taking of any action by a party, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental delay, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the reasonable control of such party (other than such party’s financial inability to pay) (“Force Majeure Events”). Force Majeure Events shall not excuse performance when there is not danger to persons or property.

32.    RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship or principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

33.    HAZARDOUS MATERIAL.

33.1    Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. In the event that Tenant has small quantities of such substances or materials in the Premises in the form of equipment or office supplies in such quantities that are typical to general office use in a first class office building (which shall be the sole extent of such materials that shall be permitted), Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances, and then only after written notice is given to Landlord of the identity of such substances or materials, except no notice shall be required for standard office supplies for Tenant’s use. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

33.2    The Tenant agrees to document all hazardous waste disposal, if any, and to keep the same on file for five (5) years and to document the same by one of the following types of documentation: (i) a hazardous waste manifest; (ii) a bill of lading from a bonded hazardous substance transporter showing shipment of a licensed hazardous waste facility; or (iii) a confirmation of receipt of materials from a recycle, a waste exchange operation, or other permitted hazardous waste management facility.

33.3    Tenant agrees not to generate hazardous effluents.

33.4    Tenant agrees to allow reasonable access to the Premises for monitoring of the above by Landlord, Miami-Dade County, DERM and the Florida DER to assure compliance with the above as well as any other conditions relating to the use of the Project.

33.5    Violation of any of the above shall be deemed to be a default on the part of the Tenant of the terms of this Lease.

34.    RADON. In compliance with Florida Law, Landlord is required to provide the following notification: “Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health department.”

35.    LIGHT AND VIEW. If the view from the Premises or the light entering the Premises are interfered with for any reason whatsoever including, but not limited to Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefore nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

36.    MISCELLANEOUS.

36.1    Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent of the law.

36.2    Recondition. Tenant agrees not to record this Lease or any memorandum hereof, but Landlord may record this Lease or a memorandum thereof, at its sole election, and Tenant shall join in the execution of any such memorandum of lease requested by Landlord.

36.3    Governing Law. This Lease and the rights and obligations of the parties hereto are governed by the Laws of the State of Florida.

36.4    Time of Performance. Except as expressly otherwise provided herein, with respect to all required acts of Tenant, time is of the essence of this Lease.

36.5    Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building, and the Premises referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations accruing after such transfer.

36.6    Floor Load Limit. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed by law. Landlord reserves the right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, which in the opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

36.7    Brokers. Tenant and Landlord warrant and represent to each other that neither has dealt with any broker or brokers regarding the negotiation of this Lease other than One Sotheby’s (“Tenant’s Broker”) and Cervera Real Estate (“Landlord’s Broker”). Tenant and Landlord further warrant that it knows of no other real estate broker or agent who is entitled to a real estate commission in connection with this Lease. Tenant agrees to be responsible for and to indemnify, defend and save Landlord harmless from and against any claim for a commission or other compensation by any broker claiming to have negotiated with Tenant with respect to the Premises or to have called the Premises to Tenant’s attention, Landlord agrees to be responsible for and to indemnify, defend and save Tenant harmless from and against any claim for a commission or other compensation by any broker claiming to have negotiated with Landlord with respect to the Tenant’s leasing of the Premises. Landlord agrees to pay Tenant’s Broker a three percent (3%) commission based on the Base Rent to be paid during the Lease Term specified herein. The parties hereby acknowledge and agree that all payments for services provided by Landlord’s Broker in connection with this Lease shall be governed by a separate agreement.

36.8    Real Estate Broker’s Commissions. Landlord and Tenant recognize it is possible either party may hereafter make additional agreements regarding extension or renewal of this Lease for a term or terms commencing after expiration of this Lease. Landlord and Tenant recognize it is also possible either party may hereafter modify this Lease. If any such additional agreements or modifications to this Lease are made, neither party shall have any obligation to pay any compensation to any real estate broker or any other third party engaged by the other party to render services to such other party in connection with negotiating such matters.

36.9    Section Headings. The section or subsection headings are used for convenience of reference only and do not define limit or extend the scope or intent of the sections.

36.10    NOTICES.

(a)    Tenant shall pay the rent and shall forward all notices to Landlord at the following address (or at such other place as Landlord may hereafter designate in writing):

1450 South Miami, LLC

1492 South Miami Avenue, Suite 206

Miami, Florida 33130

Attn: Mr. Nickel Goeseke

(b)    Landlord shall forward all notices to Tenant at the following address or at such other places as Tenant may hereafter designate in writing)

Net Element, Inc.

1450 South Miami Avenue

Miami, Florida 33130

Attn: Mr. Mike Zoi and Mr. Curtis Wolfe

(c)    Any notice provided for in this Lease must, unless otherwise expressly provided herein, be in writing, and may, unless otherwise expressly provided, be given or be served by depositing the same in the United States postage pre-paid and certified and addressed to the party to be notified with return receipt requested, by delivering the same in person to an officer of such party, or by sending the notice by a nationally recognized overnight courier service, charges prepaid.

(d)    Notice deposited in the mail in the manner herein above shall be effective upon receipt, unless such mail is unclaimed, in which event notice shall be effective five (5) days after the date of mailing. Notices sent for overnight delivery by a nationally recognized courier service in the manner herein above shall be deemed effective on the business day of receipt or on which delivery was refused.

36.11    Payment Obligation. The obligation of either party to pay any sums then currently due under this Lease shall survive the expiration or termination of this Lease.

36.12    Patriot Act. Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities): (i) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofoc/t11_ sdn.pdf> or at any replacement web site or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease.

36.13    Survival. The following provisions of the Lease shall survive its expiration or earlier termination: (i) Section 13 (Laws, Regulations and Rules): (ii) Tenant’s obligation to pay for any repairs undertaken by Landlord pursuant to Section 9; (iii) the obligation of either party under Section 27 to pay any legal expenses of the other party; (iv) Tenant’s Insurance obligations under Section 17 for events occurring prior to the expiration or earlier termination of the Lease and/or for events occurring by, through or under Tenant: (v) Tenant’s indemnities under Section 19 and otherwise under the Lease for matters arising prior to the expiration or earlier termination of the Lease and/or for events occurring by, through or under Tenant; (vi) each party’s liabilities and indemnity under Section 36.7 (Brokers): (vii) the limitation on Landlord’s liability contained in Section 29; (viii) Section 38 (Confidentiality); (ix) Section 37 (Waiver by Tenant); and (x) any other sections or provisions of this Lease that by their nature extend beyond the expiration or earlier termination of this Lease.

36.14    Counterparts. This Lease may be executed in counterpart originals, each of which when taken together shall be deemed an original and shall constitute one and the same instrument. Signatures of the parties hereto on copies of this Lease transmitted by facsimile machine or electronic mail shall be deemed originals for all purposes hereunder, and shall be binding upon the parties hereto.

37.    WAIVER BY TENANT. Tenant expressly waives all of the following: (i) the requirement under Chapter 83.12 of the Florida Statutes that the plaintiff in his distress for rent action file a bond payable to the Tenant in at least double the sum demanded by the plaintiff, it being understood that no bond shall be required in any such action, (ii) the right of Tenant under Chapter 83.14 of the Florida Statutes to replevy distrained property, (iii) in the event of suit by or against Landlord, then the venue of such suit shall be in Miami-Dade County, Florida, and the Tenant hereby waives for itself whatever rights it may have in the selection of venue; (iv) trial by jury in connection with the proceedings or claims brought by either of the parties against the other; (v) the right of counterclaim in any action brought by Landlord against Tenant for damages or for possession of the Premises due to nonpayment of Base Rent of other sums required of Tenant under this Lease; and (vi) the notice requirement set forth in Section 83.20 of the Florida Statutes.

38.    CONFIDENTIALITY. Tenant will maintain the confidentiality of this Lease and will not divulge the economic or other terms of this Lease, in writing, to any persons, other than Tenant’s officers, directors, partners or shareholders; Tenant’s attorneys, accountants and other professional consultants: any governmental agencies; and pursuant to subpoena or other legal process.

39.    EFFECT OF DELIVERY OF THIS LEASE. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery hereof does not constitute an offer to Tenant or and option to Lease. This lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

Executed in the Presence of:		TENANT:
/s/ Curtis Wolfe		NET ELEMENT, INC., a Delaware corporation
Print Name: Curtis Wolfe

/s/ Jonathan New		By:	/s/ Mike Zoi
Print Name:	Jonathan New		Mike Zoi, Chairman

LANDLORD:

/s/ Maria Martin		1450 SOUTH MIAMI, LLC, a Florida limited liability company
Print Name:	Maria Martin

/s/ Ana Valverde		By:	/s/ Nickel Goeseke
Print Name:	Ana Valverde		Nickel Goeseke, Managing Member

EXHIBIT “A”

Legal Description

Lots 1 and 6, Block 98S, of MAP OF MIAMI, according to the Plat thereof, as recorded in Plat Book B, at Page 41, of the Public Records of Miami-Dade County, Florida.

a/k/a 1450 South Miami Avenue, Miami, FL 33130

(Folio #: 01-0209-080-1010)

EXHIBIT B

[Exhibit Begins on Next Page]

LEASE COMMENCEMENT DATE

_______________, 2010

Net Element, Inc.

1450 South Miami Avenue

Miami, Florida 33130

Attn: Mike Zoi and Curtis Wolfe

RE:	Lease Agreement, dated October 8, 2010 (the “Lease”) by and between 1450 South Miami, LLC, a Florida limited liability company (“Landlord”) and Net Element, Inc., a Delaware corporation (“Tenant”) for the property located at 1450 South Miami Avenue, Miami, Florida 33130 (the “Property”)

Dear Mr. Zoi and Mr. Wolfe,

Pursuant to Section 2.1 of the Lease, Landlord hereby provides notice to Tenant that the commencement date of the Lease is the _____ day of __________, 2010 and that the term of the Lease shall end at 11:59 E.D.T. on the _____ day of __________, 2011, unless sooner terminated or extended as provided in the Lease.

TENANT: NET ELEMENT, INC., a Delaware corporation		LANDLORD: 1450 SOUTH MIAMI, LLC, a Florida limited liability company
By:		By:
	Mike Zoi, Chairman		Nickel Goeseke, Managing Member

EXHIBIT C

[Improvements]

1.	Tenant may paint the reception area and one or more rooms; provided that upon termination of the Lease, Tenant has all such areas repainted to match the walls of the remainder of the space.

2.	Tenant may have a security system installed in the Premises, at Tenant s expense, so long as such security system is professionally installed.